Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-140824, 333-141299, 333-146112, 333-150401 and 333-150402) of Spirit AeroSystems Holdings, Inc. of our report dated February 20, 2009, except as to the condensed consolidating financial information described in Note 23, which is as of November 24, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated November 24, 2009.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
November 24, 2009